CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
TIME WARNER INC.

Time Warner Inc., a corporation duly organized and existing under the General

Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.     The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VIII thereof and inserting the following in lieu thereof:

“ARTICLE VIII

In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of a majority or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article VIII, Article IX, or Section 5 of Article IV, of this Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VIII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.”

2.     The foregoing amendment was duly adopted in accordance with the provisions of

Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Time Warner Inc. has caused this Certificate of

Amendment to be executed by a duly authorized officer on this 4th day of June, 2008.

TIME WARNER INC.

By:   /s/ Brenda C. Karickhoff

      Name: Brenda C. Karickhoff

      Title:   Senior Vice President &

                 Deputy General Counsel